EXHIBIT 99.1

Aptose Announces Closing of $4.43 Million Registered Direct Offering Priced At-the-Market Under Nasdaq Rules

SAN DIEGO and TORONTO, June 03, 2024 (GLOBE NEWSWIRE) -- Aptose Biosciences Inc. (“Aptose” or the “Company”) (NASDAQ: APTO, TSX: APS), a clinical-stage precision oncology company developing highly differentiated oral targeted agents to treat hematologic malignancies, today announced the closing of its previously announced registered direct offering priced at-the-market under Nasdaq rules of 3,855,000 of its common shares (or common share equivalents in lieu thereof) at a purchase price of $1.15 per share (or per common share equivalent in lieu thereof). Additionally, in a concurrent private placement, Aptose has issued unregistered series A warrants to purchase up to 3,855,000 common shares and series B warrants to purchase up to 3,855,000 common shares, each at an exercise price of $1.15 per share. The unregistered warrants will be exercisable beginning on the effective date of shareholder approval of the issuance of the shares issuable upon exercise of the warrants. The series A warrants will expire five years from the date of shareholder approval and the series B warrants will expire eighteen months from the date of shareholder approval.

H.C. Wainwright & Co. acted as the exclusive placement agent for the offering.

The gross proceeds to the Company from the offering were approximately $4.43 million, before deducting the placement agent’s fees and other offering expenses. The Company currently intends to use the net proceeds from the offering for working capital and general corporate purposes.

The common shares (or common share equivalents in lieu thereof) offered in the registered direct offering (but excluding the unregistered warrants or the common shares underlying such unregistered warrants) described above were offered pursuant to a “shelf” registration statement on Form S-3 (Registration No. 333-267801), including a base prospectus, initially filed with the Securities and Exchange Commission (“SEC”) on October 11, 2022, and declared effective by the SEC on October 21, 2022. The offering of the common shares (or common share equivalents in lieu thereof) was made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A final prospectus supplement and an accompanying base prospectus relating to, and describing the terms of, the registered direct offering was filed with the SEC and is available on the SEC's website located at http://www.sec.gov. Electronic copies of the prospectus supplement and accompanying base prospectus relating to the registered direct offering may also be obtained from H.C. Wainwright & Co., LLC at 430 Park Ave., New York, New York 10022, by telephone at (212) 856-5711, or by email at placements@hcwco.com.

The unregistered warrants have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Aptose

Aptose Biosciences is a clinical-stage biotechnology company committed to developing precision medicines addressing unmet medical needs in oncology, with an initial focus on hematology. The Company's small molecule cancer therapeutics pipeline includes products designed to provide single agent efficacy and to enhance the efficacy of other anti-cancer therapies and regimens without overlapping toxicities. The Company has two clinical-stage oral kinase inhibitors under development for hematologic malignancies: tuspetinib (TUS), an oral, kinase inhibitor that has demonstrated activity as a monotherapy and in combination therapy in patients with relapsed or refractory acute myeloid leukemia (AML) and is being developed as a frontline triplet therapy in newly diagnosed AML; and luxeptinib (CG-806), an oral, dual lymphoid and myeloid kinase inhibitor in Phase 1 a/b stage development for the treatment of patients with relapsed or refractory hematologic malignancies. For more information, please visit www.aptose.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Canadian and U.S. securities laws, including, but not limited to, statements regarding the intended use of proceeds from the offering and receipt of shareholder approval, as well as the Company’s clinical development plans, the clinical potential, anti-cancer activity, therapeutic potential and applications and safety profile of tuspetinib, clinical trials, the enrollment in clinical trials and the data therefrom, upcoming milestones, expectations regarding capital available to the Company to fund planned Company operations, and statements relating to the Company’s plans, objectives, expectations and intentions and other statements including words such as “continue”, “expect”, “intend”, “will”, “hope” “should”, “would”, “may”, “potential” and other similar expressions. Such statements reflect our current views with respect to future events and are subject to risks and uncertainties and are necessarily based upon a number of estimates and assumptions that, while considered reasonable by us, are inherently subject to significant market and other conditions, business, economic, competitive, political and social uncertainties and contingencies. Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements described in this press release. Such factors could include, among others: our ability to obtain the capital required for research and operations; the inherent risks in early stage drug development including demonstrating efficacy; development time/cost and the regulatory approval process; the progress of our clinical trials; our ability to find and enter into agreements with potential partners; our ability to attract and retain key personnel; changing market and economic conditions; unexpected manufacturing defects and other risks detailed from time-to-time in our ongoing current reports, quarterly filings, annual information forms, annual reports and annual filings with Canadian securities regulators and the United States Securities and Exchange Commission.

Should one or more of these risks or uncertainties materialize, or should the assumptions set out in the section entitled "Risk Factors" in our filings with Canadian securities regulators and the United States Securities and Exchange Commission underlying those forward- looking statements prove incorrect, actual results may vary materially from those described herein. These forward-looking statements are made as of the date of this press release and we do not intend, and do not assume any obligation, to update these forward-looking statements, except as required by law. We cannot assure you that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Investors are cautioned that forward-looking statements are not guarantees of future performance and accordingly investors are cautioned not to put undue reliance on forward-looking statements due to the inherent uncertainty therein.

For further information, please contact:

Aptose Biosciences Inc.	LifeSci Advisors, LLC
Susan Pietropaolo	Dan Ferry, Managing Director
Corporate Communications & Investor Relations	617-430-7576
201-923-2049	Daniel@LifeSciAdvisors.com
spietropaolo@aptose.com